                                                                     Exhibit 2.1



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                ASSET CONTRIBUTION AND ASSUMPTION OF LIABILITIES

                                    AGREEMENT

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                                 BY AND BETWEEN


                                 ATHERSYS, INC.

                                       AND

                         ADVANCED BIOTHERAPEUTICS, INC.

                          ----------------------------

                           DATED AS OF MARCH 30, 2000

                          ----------------------------

                                TABLE OF CONTENTS


                                                                            Page

1. SALE AND PURCHASE OF SHARES.............................................. 1
   1.1  Sale and Purchase................................................... 1
   1.2  Nonassignable Items................................................. 1
   1.3  Assumed Liabilities................................................. 2
   1.4  Valuation........................................................... 2

2. CLOSING.................................................................. 2
   2.1  General............................................................. 2
   2.2  Documents to be Delivered by Athersys............................... 3
   2.3  Documents to be Delivered by the Company............................ 3

3. REPRESENTATIONS AND WARRANTIES........................................... 3
   3.1  Representation and Warranties of Athersys........................... 3
   3.2  Representations and Warranties of the Company....................... 5

4. CONDITIONS TO CLOSING.................................................... 5
   4.1  Conditions to Athersys' and the Company's Obligations............... 5
   4.2  Conditions to the Company's Obligations............................. 6
   4.3  Conditions to Athersys' Obligations................................. 6

5. MISCELLANEOUS............................................................ 6
   5.1  Further Assurances.................................................. 6
   5.2  Termination......................................................... 6
   5.3  Amendment........................................................... 7
   5.4  Notices............................................................. 7
   5.5  Bulk Sales.......................................................... 7
   5.6  Waivers............................................................. 7
   5.7  Assignment.......................................................... 7
   5.8  Complete Agreement.................................................. 7
   5.9  Governing Law....................................................... 8
   5.10 Third Parties....................................................... 8
   5.11 Severability........................................................ 8
   5.12 Counterparts........................................................ 8

6. DEFINITIONS.............................................................. 8


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                               ASSET CONTRIBUTION
                                       AND
                       ASSUMPTION OF LIABILITIES AGREEMENT


     THIS ASSET CONTRIBUTION AND ASSUMPTION OF LIABILITIES AGREEMENT (this "AGREEMENT"), is made as of March 30, 2000, by and between Athersys, Inc., a Delaware corporation ("ATHERSYS"), and Advanced Biotherapeutics, Inc., a Delaware corporation (the "COMPANY").


                                    RECITALS:
                                    --------

A. Athersys is engaged in the business of the research and development of products for the treatment of human diseases (the "BUSINESS").

B. The Company desires to purchase and acquire the Contributed Assets (as defined in SECTION 6.9), and in exchange therefor is willing to sell and transfer to Athersys the Shares (as defined below) and to assume the Assumed Liabilities (as defined in SECTION 6.1), pursuant to the terms and provisions of this Agreement.

C. Athersys desires to contribute and transfer the Contributed Assets to the Company in full consideration and in exchange for (1) 1,500 shares of Common Stock, par value $.01 per share, of the Company, which shares shall evidence 100% of the issued and outstanding capital stock of the Company (the "SHARES"), and (2) the Company's assumption of the Assumed Liabilities pursuant to the terms and provisions of this Agreement.


                                   AGREEMENTS:
                                   ----------

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and undertakings contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Athersys and the Company hereby agree as follows:

1.   SALE AND PURCHASE OF SHARES

     1.1 SALE AND PURCHASE. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in SECTION 2.1), (i) the Company shall sell and transfer to Athersys, and Athersys shall subscribe for and purchase, the Shares, (ii) Athersys will contribute and transfer the Contributed Assets to the Company, and (iii) the Company shall assume the Assumed Liabilities.

     1.2 NONASSIGNABLE ITEMS.

         (a) From and after the date of this Agreement, Athersys shall use reasonable efforts to take all actions or do all things required under applicable Laws (as defined in SECTION 6.12) to obtain the Consents (as defined in SECTION 3.1(e)) necessary for Athersys to contribute all of the Contributed Assets to the Company as contemplated by this Agreement ("REQUIRED CONSENTS").

         (b) Notwithstanding SECTION 1.1, at the Closing, Athersys shall not assign or transfer to the Company, and the Company shall not acquire or purchase from Athersys any Contract (as defined in SECTION 6.8) or Permit (as defined in SECTION 6.14) if, despite Athersys efforts:

             (i) a Required Consent relating to such Contract or Permit is not obtained; and

             (ii) the Contract or Permit would be breached or the rights of Athersys or the Company under such Contract or Permit would be adversely affected in any way because the Required Consent was not obtained.

         (c) If any Contract or Permit is not assigned pursuant to SECTION 1.2(b) on or prior to the Closing Date, then following the Closing Athersys shall use its reasonable efforts to provide to the Company any benefits of any such Contract or Permit for a period not to exceed the lesser of (i) 12 months or (ii) the balance of the current term of such Contract or Permit. The Company shall cooperate with Athersys in any reasonable manner requested by Athersys in its efforts to provide the Company with the benefits of any Contract or Permit not assigned to the Company pursuant to SECTION 1.2(b).

     1.3 ASSUMED LIABILITIES. Following the Closing, the Company shall pay, perform, discharge, and satisfy in full when due all of the Assumed Liabilities. The Company must promptly reimburse Athersys for any payments made by Athersys or on behalf of Athersys after the date hereof on account of the Assumed Liabilities.

     1.4 VALUATION. The net value, as agreed upon by the parties, of the Contributed Assets and the Assumed Liabilities, is $10,426,792.16.


2.   CLOSING

     2.1 GENERAL. As used in this Agreement, the "CLOSING" means the time at which Athersys consummates the sale, assignment, transfer and delivery of the Contributed Assets to the Company as provided in this Agreement by the execution and delivery by Athersys of the documents and instruments referred to in SECTION
2.2 against delivery by the Company of the Shares and documents provided in SECTIONS 1.1 and 2.3. In the absence of a prior termination of this Agreement by one of the parties in accordance with SECTION 5.2, the Closing will take place at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, at 6:00 p.m. on March 30, 2000, (or as soon as practicable after such date as all the conditions to the obligations of the respective parties set forth in ARTICLE 4 of this Agreement are satisfied or waived) or at such other time and place and on such other day as is mutually agreed upon in writing by the parties to this Agreement (the "CLOSING DATE"). Legal title, equitable title and risk of loss with respect to the Contributed Assets will not pass to the Company until the Contributed Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. (Eastern
Time) on the Closing Date.

     2.2 DOCUMENTS TO BE DELIVERED BY ATHERSYS. At the Closing, Seller shall deliver to the Company:



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         (a) A bill of sale, in the form of EXHIBIT 1, transferring the
     Contributed Assets to the Company, free and clear of any and all Liens, other than Permitted Liens (the "BILL OF SALE");

         (b) Copies of all Consents to the transfer, assignment or sublease to Buyer of each Contributed Asset, including Contracts and Permits, as contemplated by SECTIONS 3.1(e) and 3.2(d);

         (c) Copies of resolutions adopted by the Board of Directors, and the stockholders of Athersys authorizing the transactions contemplated by this Agreement, certified in each case as of the Closing Date by the Secretary of Athersys;

         (d) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance reasonably satisfactory to the Company, as are required to effectively vest in the Company good and marketable title in and to all of the Contributed Assets, free and clear of any and all Liens.

     2.3 DOCUMENTS TO BE DELIVERED BY THE COMPANY. At the Closing, the Company shall deliver to Athersys:

         (a) Certificate(s) representing the Shares, duly endorsed in blank or with duly executed stock power(s);

         (b) An Instrument of Assumption of the Assumed Liabilities, in the form of EXHIBIT 2;

         (c) A certificate of the Secretary of the Company certifying as of the Closing Date the accuracy and completeness of the resolutions adopted by the Company's Board of Directors authorizing the transactions contemplated by this Agreement.


3.   REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATION AND WARRANTIES OF ATHERSYS. Athersys hereby represents and warrants to the Company that, as of the Closing Date, and subject to the Schedules attached hereto:

         (a) ORGANIZATION, POWER AND AUTHORITY OF ATHERSYS. Athersys is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate, lease and use its properties and to carry on its business as presently being conducted. Athersys is duly qualified to do business and is in good standing in the State of Ohio.

         (b) ASSETS. At the Closing, the Company shall acquire good and marketable title to the Contributed Assets (except for the Retained Assets), in each case free and clear of any and all Liens except Liens associated with the agreements listed on SCHEDULE 6.9(e) or Liens for taxes, assessments or other governmental charges or levies not yet due and payable (collectively, "PERMITTED LIENS").



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

         (c) VALIDITY OF AGREEMENTS. This Agreement constitutes the legal, valid and binding obligation of Athersys and is enforceable against Athersys in accordance with its terms. Athersys has the corporate power and authority to enter into this Agreement and to undertake and perform fully the transactions contemplated hereby. All necessary corporate action has been taken by and on behalf of Athersys with respect to the authorization, execution, delivery and performance of this Agreement.

         (d) NO CONFLICTS. Neither the execution and delivery nor the performance by Athersys of this Agreement will, (i) violate or conflict with the charter documents of Athersys, (ii) result in a material violation of or a material breach of or a material conflict with any applicable Laws of any Governmental Authority applicable to Athersys, the Business, or any of the Contributed Assets, (iii) violate, conflict with, result in a material breach of, constitute a material default under, or permit the acceleration of any material obligations under any Contract, or (iv) result in the creation or imposition in favor of any Person (as defined in SECTION 6.16) of any Liens upon any of the Contributed Assets.

         (e) NO CONSENTS. There are no consents, waivers, releases, approvals, orders, authorizations, assignments, registrations, declarations, filings or notices (collectively, "CONSENTS") required to be satisfied, obtained from or made to or with any Person in order to permit Athersys to execute and deliver this Agreement and to perform its obligations hereunder, except as set forth on
SCHEDULE 3.1(e) to this Agreement.

         (f) INVESTMENT INTENT. The Shares being purchased by Athersys are for Athersys' own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "1933 ACT"). Athersys understands that the Shares have not been registered under the 1933 Act by reason of its issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof. Athersys further understands that the certificates evidencing the Shares will bear a legend substantially as follows, and agrees that it will hold its Shares subject thereto:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Athersys as follows:

         (a) ORGANIZATION, POWER AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate, lease and use its properties and carry on its



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

business as presently being conducted. The Company is qualified to do business in the State of Ohio.

         (b) SHARES IN THE COMPANY. Upon issuance of the Shares to Athersys, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be held of record by Athersys free and clear of all Liens, other than Liens arising through Athersys.

         (c) VALIDITY OF AGREEMENTS. This Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. The Company has the corporate power and authority to enter into this Agreement and to undertake and perform fully the transactions contemplated hereby. All necessary corporate action has been taken by and on behalf of Athersys with respect to the authorization, execution, delivery and performance of this Agreement.

         (d) NO CONSENTS. There are no Consents required to be satisfied, obtained from or made to or with any Person in order to permit the Company to execute and deliver this Agreement and to perform its obligations hereunder and thereunder, except as set forth on SCHEDULE 3.2(d) to this Agreement.

         (e) NO CONFLICTS. Neither the execution and delivery nor the performance by the Company of this Agreement will, (i) violate or conflict with any charter documents of the Company, (ii) result in a material violation of or a material breach of or a material conflict with any applicable Laws of any Governmental Authority applicable to the Company, (iii) violate, conflict with, result in a material breach of, constitute a material default under, or permit the acceleration of any material obligations of the Company, or (iv) result in the creation or imposition in favor of any Person of any Liens upon any asset of the Company.


4.   CONDITIONS TO CLOSING

     4.1 CONDITIONS TO ATHERSYS' AND THE COMPANY'S OBLIGATIONS. The obligation of each of Athersys and the Company to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Athersys and the Company in a writing executed by each such party:

         (a) STOCKHOLDER APPROVAL. All requisite consents, approvals, notices and waivers of every class and series of Athersys capital stock necessary or advisable for the assignment and transfer of the Contributed Assets and the other transactions contemplated by this Agreement shall have been duly obtained.

         (b) CONSENTS. All Consents set forth on SCHEDULES 3.1(e) or 3.2(d) shall have been obtained.

     4.2 CONDITIONS TO THE COMPANY'S OBLIGATIONS. Athersys shall have delivered or caused to be delivered to the Company the following items:

         (a) the documents and instruments set forth in SECTION 2.2; and



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

         (b) all other documents and instruments incidental to the transactions contemplated by this Agreement.

     4.3 CONDITIONS TO ATHERSYS' OBLIGATIONS. The Company shall have delivered or caused to be delivered to Athersys the following items:

         (a) the documents and instruments set forth in SECTION 2.3; and

         (b) all other documents and instruments incidental to the transactions contemplated by this Agreement.


5.   MISCELLANEOUS

     5.1 Further Assurances.
         ------------------

         (a) From time to time after the date hereof, Athersys shall, at the request of the Company and without further cost or expense to the Company prepare, execute and deliver or cause to be prepared, executed and delivered, to the Company such other instruments of conveyance and transfer and take such other action as the Company may reasonably request so as more effectively to sell, transfer, assign and deliver and vest in the Company title to and possession of the Contributed Assets as provided in this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

         (b) From time to time after the date hereof, the Company shall, at the request of Athersys and without further cost or expense to Athersys, prepare, execute and deliver to Athersys such other instruments of assumption, conveyance or transfer, as the case may be, and take such other action as Athersys may reasonably request:

            (i) to effect the Company's assumption of the Assumed Liabilities or otherwise to consummate the transactions contemplated by this Agreement; and

            (ii) to vest in Athersys title to and possession of the Shares as provided in this Agreement; or

            (iii) otherwise to consummate the transactions contemplated by this Agreement.

     5.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Company and Athersys.

     5.3 AMENDMENT. This Agreement may be amended only by an agreement or instrument in writing which refers to this Agreement and is duly executed on behalf of the Company and Athersys.

     5.4 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered or sent by facsimile, (b) within one business day after being sent by recognized overnight delivery service, or (c) within five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows:



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

         (a) if to Athersys, to:             Athersys, Inc.
                                             3201 Carnegie Avenue
                                             Cleveland, OH  44115-2634
                                             Attn: Gil Van Bokkelen,
                                             President & Chief Executive Officer
                                             Fax: (216) 361-9495

         (b) if to the Company, to:          Advanced Biotherapeutics, Inc.
                                             3201 Carnegie Avenue
                                             Cleveland, OH  44115-2634
                                             Attn: Gil Van Bokkelen,
                                             President & Chief Executive Officer
                                             Fax: (216) 361-9495


Any party by written notice to the other party may change the address or the persons to whom notices thereof shall be directed.

     5.5 BULK SALES. The Company hereby waives compliance by Athersys with the provisions of the so-called bulk sales laws of any state.

     5.6 WAIVERS. Either party may waive in writing compliance by the other party with any of the terms contained in this Agreement (except such, if any, as may be imposed by Law). Any waiver by Athersys or the Company of any breach of, or failure to comply with, any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

     5.7 ASSIGNMENT. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and permitted assigns of each of the parties to this Agreement, but shall not be assignable or delegable by any party without the prior written consent of the other.

     5.8 COMPLETE AGREEMENT. This Agreement (including the documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party or any representative of any party hereto.

     5.9 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     5.10 THIRD PARTIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Company and Athersys, any rights or remedies under or by reason of this Agreement.

     5.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal



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

substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     5.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.


6.   DEFINITIONS

     6.1 "ASSUMED LIABILITIES" means any and all liabilities and obligations, whether known or unknown, fixed, contingent or otherwise, of Athersys including, without limitation, liabilities listed on SCHEDULE 1.5, all liabilities related to or arising under the agreements listed on SCHEDULE 6.9(e) and all of Athersys liabilities or obligations arising out of or under:

         (a) Athersys accounts payable as of the date of this Agreement;

         (b) Any leases or other agreements relating to the Contributed Assets;

         (c) The Contracts and Permits constituting a part of the Contributed Assets;

         (d) All federal, state, local and foreign taxes, if any, owed by Athersys in connection with the Business, including, without limitation, deferred taxes and all other taxes of Athersys with respect to the Business, all real estate taxes and assessments with respect to the leased real property, all transfer taxes or other charges payable to any Governmental Authority in connection with the transfer of the Contributed Assets and all taxes relating to the employees of Athersys;

         (e) All liabilities, claims and obligations of the Business relating to the Contributed Assets based in whole or in part on events or conditions arising out of or relating to (i) any existing or potential liabilities and legal obligations based on Environmental Claims, or the production, use, storage, labeling, transport or disposal of Hazardous Materials, including, without limitation, all ongoing remediation activities involving any of the leased real property (the "ASSUMED ENVIRONMENTAL LIABILITIES"), (ii) any product liability claims, including, without limitation, any claim for personal injury, property damage or economic loss resulting therefrom, relating to any product or service of the Business, (iii) any claims relating to employee health and safety, including, without limitation, claims for injury, sickness, disease or death of any person, and (iv) compliance with any Laws relating to any of the foregoing;

         (f) All liabilities and obligations arising out of and relating to the employee benefit plans offered by Athersys to its current and past employees ("EMPLOYEE BENEFIT PLANS"), including, without limitation, any retiree group life and medical insurance, retiree accidental death and dismemberment insurance for the employees of Athersys who may currently be receiving such retiree benefits, and pursuant to the continuation requirements of Section 4980B of the code and Part 6 of Subtitle B of Title I of ERISA or otherwise; and



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

         (g) Other specific liabilities.

     6.2 "ATHERSYS" has the meaning set forth in the preamble to this Agreement.

     6.3 "BILL OF SALE" has the meaning set forth in SECTION 2.2 of this Agreement.

     6.4 "BUSINESS" has the meaning set forth in RECITAL A to this Agreement.

     6.5 "CLOSING DATE" has the meaning set forth in SECTION 2.1 of this Agreement.

     6.6 "COMPANY" has the meaning set forth in the preamble of this Agreement.

     6.7 "CONSENT" has the meaning set forth in SECTION 3.1(e) of this Agreement.

     6.8 "CONTRACT" means any contract, lease, agreement, mortgage, commitment, undertaking or other arrangement, written or oral, which constitutes a part of the Contributed Assets or to which any of the Contributed Assets may be subject.

     6.9 "CONTRIBUTED ASSETS" means all of Athersys' rights, properties and assets, wherever situated, other than the Retained Assets, which are used by Athersys primarily in connection with the conduct of the Business, including, without limitation:

         (a) The operating assets listed on SCHEDULE 1.5;

         (b) The deposits and prepaid expenses of Athersys;

         (c) The tangible personal property owned by Athersys that is used solely in the conduct of the Business, including, without limitation, all office equipment, machinery, equipment, tooling, vehicles, furniture, replacement and spare parts, operating supplies and other similar personal property;

         (d) All records relating exclusively to the operations of the Business, including, without limitation all invoices and Contracts, but excluding the Retained Records;

         (e) Specified Contracts and Permits used in the conduct of the Business, as listed on SCHEDULE 6.9(e) to this Agreement; and

         (f) All pension or other employee benefit plans offered by Athersys to its employees, and the assets of those pension and employee benefit plans.

     6.10 "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal.

     6.11 "SHARES" has the meaning set forth in RECITAL C to this Agreement.

     6.12 "LAWS" means all federal, state, local or foreign laws, ordinances, rules and regulations.



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

     6.13 "LIEN" means and includes any security interest, hypothecation, lien, encumbrance, mortgage, pledge, equity, charge, assessment, easement, covenant, restriction, reservation, defect in title, encroachment, condemnation proceeding and other burden or conflicting interest.

     6.14 "PERMITS" means all permits, licenses, approvals, franchises, notices, certifications and authorizations issued by a Governmental Authority and constituting a part of the Contributed Assets.

     6.15 "PERMITTED LIENS" has the meaning set forth in SECTION 3.1(b) of this Agreement.

     6.16 "PERSON" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, Governmental Authority, or other entity.

     6.17 "REQUIRED CONSENTS" has the meaning set forth in SECTION 1.2(a) of this Agreement.

     6.18 "RETAINED ASSETS" means the below listed assets of Athersys, which assets are not Contributed Assets:

         (a) The Retained Records;

         (b) All claims for refunds or rebates of any previously paid taxes, levies or duties; and

         (c) All property, casualty, workers' compensation or other insurance policies or contracts relating to Athersys and any rights of Athersys under such insurance policy or contract.

     6.19 "RETAINED RECORDS" means all books, records or other data relating to Athersys ownership or operation of the Business which are part of Athersys general corporate books or records or that Athersys is required to retain under any applicable Laws, including, without limitation, tax returns and tax supporting information.


                         [SIGNATURES ON FOLLOWING PAGE]



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

     IN WITNESS WHEREOF, Athersys and the Company have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                       ATHERSYS, INC.


                                       By: /s/ Gil Van Bokkelen
                                           -------------------------------------
                                           Gil Van Bokkelen, President and Chief
                                           Executive Officer



                                       ADVANCED BIOTHERAPEUTICS, INC.


                                       By: /s/ Gil Van Bokkelen
                                           -------------------------------------
                                           Gil Van Bokkelen, President and Chief
                                           Executive Officer



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